Exhibit 10.23

Letter of Payment Authorization*

November 16th, 2010

Gary Hattersley, Ph.D.
Vice President, Biology
RADIUS HEALTH, INC.
5th Floor
300 Technology Square
Cambridge, MA 02139
United States
ghattersleyaradiuspharm.com

Dear Gary,

We thank you for your interest in Charles River and hope the attached proposal meets with your approval.  For your convenience, we have provided the following summary of the titles and prices of the studies and/or study components under discussion.  If you would like us to proceed with animal orders resource allocation, sign and date the authorization line below.  (If all studies and/or components are not being authorized at this time, please initial the studies and components you wish to authorize and sign and date the authorization line below.  If all studies are being authorized at this time, merely sign and date the authorization line below, leaving the studies and component boxes empty).  These prices are valid for [*] days, but may be modified by mutual agreement if changes to the scope of work are made.

Authorization Initials	Study Number and Title	Price
Study NO. 670364
A [*]-Year Subcutaneous Injection Carcinogenicity Study Of BA058 And PTH In The [*]

	Main Price:	US$	[*	]
	Dose Formulation Analysis: (assumes [*] occasions measuring both BA058 and PTH)	US$	[*	]*
	Bioanalysis: (assumes [*]occasions of an RIA method to measure PTH)	US$	[*	]*
	Revised Total:	US$	[*	]
	Revised Total: (with [*]% MPM discount)	US$	[*	]

*Pricing for dose analysis and bioanalysis for 670364 are based on assumptions of work required as per correspondence dated December 2nd, 2008, and may be revised based on the Final Protocol.

In order to minimize the impact of study delays and cancellations for all sponsors, Charles River allocates resources at the time a signed Letter of Payment Authorization is received.  Please note that scheduling is not considered confirmed until a signed copy of this document is received.  By providing authorization via signature below, you will allow us to confirm a schedule for each authorized study.  Your signature further constitutes acceptance of the price and payment schedule.

PAYMENT TERMS FOR STUDY NO. 670364:

[*]% — First payment at study authorization

[*]% — Equal monthly installments

[*]% — Upon receipt of draft report

[*]% — Upon receipt of final report or [*] ([*]) days after issuance of draft report (whichever comes first)

Based upon the current scope of work, we would propose to initiate this study during the week of [*].  Prior to receipt of this signed Letter of Payment Authorization this initiation date may be lost to another study vying for the same resources.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

We understand that occasionally you may request to delay or to cancel a study due to unforeseen circumstances.  Charles River will make every commercially reasonable effort to accommodate requested schedule changes.

Charles River shall perform these services in accordance with the services agreement (the “Agreement”) executed between Charles River and RADIUS HEALTH, INC.  Once fully executed, this Letter of Payment Authorization shall be incorporated into and made part of the Agreement.

STUDY MATERIAL STORAGE/ARCHIVES.  After dispatch of the draft report, all raw data, samples/specimens (except for those sent to Sponsor or Sponsor designated laboratory and resultant data which are the responsibility of Sponsor) and documents generated at Charles River during this study, together with the original copy of the protocol (including amendments) and the draft report, will be retained in the secure storage area of Charles River for [*] ([*]) year at no charge.  After this [*] ([*]) year period, Sponsor will be contacted prior to the end of the year to authorize continued storage or return to Sponsor, at additional cost.  At finalisation, the final report and any stored materials will be transferred to the scientific archives of Charles River.  Subsequently, storage details will be documented in the raw data.

Any additional storage, archiving or retention will require an Extended Archiving Agreement.

REPEAT OF SAMPLE ANALYSIS.  If applicable for studies involving bioanalytical sample analysis, the parties agree that as of commencement of work, in some instances, repeat of sample analysis will be required.  If this arises, Charles River must notify the Sponsor as soon as possible and determine, between the parties, if these repeats are required by Sponsor.  Consequently, the price per sample analysis/occasion will apply to any additional repeats requested by the Sponsor, as well as any samples above the analytical range, which require dilution.  However, in the event that additional sample analysis/occasions are required, Charles River shall submit a written estimate to the Sponsor for the Sponsor’s written approval, and the Sponsor shall respond to Charles River within [*] ([*]) business days, or within the specified time period sanctioned by the Sponsor for receipt of such estimates.  Once authorization is received, Charles River will endeavor, when possible, to proceed with current batches of sample analysis.  Both parties acknowledge that Charles River will be reimbursed for any amount which relates to the repeats if the difference between the original result of the sample analysis and the repeat result of the sample analysis, is within a [*]% range.

SHIPMENT OF TEST ARTICLES.  Sponsor and Charles River agree that all costs associated with shipping test article to Charles River shall be the responsibility of the Sponsor.  Charles River shall not be responsible for any direct or indirect damages sustained by the Sponsor resulting from any loss, destruction or damage to the test article(s).

In the event of a conflict between the terms set forth in this Letter of Payment Authorization and the Agreement, the terms of the Master Service Agreement shall control, unless specifically agreed upon to the contrary in this letter.

Please sign and return this document via facsimile or email (contact information below).  Should you have any questions or require any additional information, please do not hesitate to call me.  We look forward to being of service.

Best regards,

/s/ B. Nick Harvey
Authorized Sponsor Representative
Stephane Besner, B.Sc., M.B.A
Client Manager, Sales & Marketing
Charles River Laboratoires	B.N. Harvey, CFO
Preclinical Services Montreal Inc.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

22022 Transcanadienne	Print (Name and Title)
Senneville, Québec, Canada H9X 3R3
Tel: (514) 630-2436
Fax: (514) 630-8230	Nov. 17, 2010
e-mail:steohane.besnera.crl.com	Date
Web site: www.criver.com

If a PO is required, please submit PO with Letter of Payment Authorization or fax to 514-630-8230.

Charles River Laboratories Preclinical Services Montréal Inc.

/s/ Michele Marcoux
Michele Marcoux, CMA Director, Finance

Nov. 20, 2010
Date

A counter signed version of this document will be returned to you for your records.

c.c. M. Marcoux, S. Pryce, D. Tremblay, S Y. Smith, Main File

Date Created: September 24, 2008
Sponsor: Radius Health, Inc.

Title:	A [*]-Year Subcutaneous Injection Carcinogenicity Study Of A Test Article In The [*]

Study Number:	670364

Charles River Facility:	[*]

Compliance:	GLP

Species/Strain:	[*]

Dose Formulation Preparation (assumes basic dose preparation):	Daily.

Dose Formulation Analysis (assumes standard HPLC-UV method):	Method development/validation if required at additional cost. Achieved concentrations: Weeks [*].

Dosing Regimen:	[*] daily for [*]weeks.

Route of Administration:	Subcutaneous injection

Test System:

Main Study Animals:	[*]/sex/group; 5 groups (control, positive control, low, mid, high)

Toxicokinetic Study Animals:	[*]/sex/group; 4 groups (control, low, mid, high)

Health Screen:	[*]/sex

Spares:	[*]/sex

Total Population:	[*]/sex

Age:	[*] weeks at arrival

Source:	[*]

Pretreatment Period:	[*] weeks

Mortality/Cage side Observations:	[*] daily as required.

Detailed Observations:	[*] on main study animals.

Palpations:	[*] beginning at Week [*] on main study animals.

Body Weight:	[*].

Food Consumption:	[*] for first [*] weeks of treatment then [*] for the remainder of the study on main study animals.

Special Assessments:	Ophthalmoscopy: Pretreatment (all animals) and at Weeks [*] and [*] (main study animals). Evaluated by a board certified ophthalmologist.

Clinical Pathology Parameters:	Hematology: Pretreatment on health screen animals, Weeks [*], [*] and [*] on main study animals (RBC and WBC only). At [*] (Month [*]), hematology (RBC and WBC only) will be evaluated from TK animals.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Toxicokinetics Sample Collection:

Weeks [*]: Samples will be taken from [*] rats/sex at each of [*] time points (time points to be determined by sponsor) for a total of [*] samples. All toxicokinetic animals will be then be used for x-ray and pathology at Month [*].

Note: As per the PCS-MTL SOP on Incurred Sample Reanalysis (ISR), reanalysis of study samples to confirm the reproducibility of the assay will be required on one study per species, preferable the subacute toxicity studies or equivalent and will be applied as necessary following further discussions. When performed, the ISR will be at additional cost.

Depending on the type of molecule, sample analyses by an appropriate alternate methodology are also available (immunoassays, immunogenicity testing, Hybridization assays, CE-UV or CE-LIF etc.)

Toxicokinetic Sample Analysis:	Sample analysis by appropriate methodology e.g. LC-MS/MS. Method development/validation performed as separate study —prices available separately.

Toxicokinetic Reporting:

Non-compartmental disposition kinetics (tmax, Cmax, AUC, kel and t1/2el) in plasma will be conducted using the standard software program WinNonlin on the reported concentrations ([*] profiles/analyte).

Data analysis of additional analytes or matrices, as well as compartmental, pharmacodynamic, or statistical analyses may be performed where practical upon request at additional cost.

Radiographs:	Whole body radiographs (2/animal) for all TK animals at Month [*] and main study animals at termination.

Terminal Procedures:	Macroscopic examination, organ weights and tissue retention. All standard tissues retained plus tibia, femur, vertebrae, and sternum.

Histopathology examination — standard tissues examined as well as bones for signs of osteosarcoma for all main and TK study animals.

DXA:

Bone mineral density of the right femur and L1 to L4 vertebrae on all main study animals at Month [*]. These bones will be retained in neutral buffered 10% formalin overnight and then transferred to 70% alcohol. Following DXA scanning bones will be retained for possible future use.

Statistical Analyses:	Mortality and tumor data (as per FDA guidance).

Audited Draft Report:	[*] months.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Archiving:	[*] year following issuance of the draft report. Following this period, additional archiving by agreement and at additional cost.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.